EXHIBIT 21

Subsidiaries of the Registrant

	Organized Under Laws of	Percentage of Voting Securities Owned by Immediate Parent
RELM Communications, Inc.	Florida	100%
Tactical Capital Investments, LLC	Delaware	100%